SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*

                               LANCER CORPORATION
        -----------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $0.01 PAR VALUE
        -----------------------------------------------------------------
                         (Title of Class of Securities)

                                    514614106
                       -----------------------------------
                                 (CUSIP Number)

                                DECEMBER 4, 2001
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ] Rule 13d-1(b)
      [X] Rule 13d-1(c)
      [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

--------------------------------------------------------------------------------
CUSIP No.  N/A
--------------------------------------------------------------------------------

1.    NAME OF REPORTING PERSON
      HAROLD R. SCHMITZ
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [  ]
                                                                   (b) [ X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States Citizen
--------------------------------------------------------------------------------
      NUMBER OF               5.    SOLE VOTING POWER      457,100
      SHARES              ------------------------------------------------------
      BENEFICIALLY            6.    SHARED VOTING POWER       -0-
      OWNED BY                --------------------------------------------------
      EACH                    7.    SOLE DISPOSITIVE POWER   457,100
      REPORTING               --------------------------------------------------
      PERSON WITH             8.    SHARED DISPOSITIVE POWER   -0-
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      457,100
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [  ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  5.0%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

Item 1.

      (a)   Name of Issuer:

                  LANCER CORPORATION

      (b)   Address of Issuer's Principal Executive Offices:

                  6655 LANCER BOULEVARD
                  SAN ANTONIO, TEXAS 78219
Item 2.

      (a)   Name of Person Filing:

                  HAROLD R. SCHMITZ


      (b)   Address of Principal Business Office:

                  218 EAST HYERDALE DRIVE
                  GOSHEN, CONNECTICUT 06756

      (c)   Citizenship:

                  UNITED STATES CITIZEN

      (d)   Title of Class of Securities:

                          COMMON STOCK, $0.01 PAR VALUE

      (e)   CUSIP Number:

            514614106

Item 3.     If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or
            (c), check the status of the person filing

                  NOT APPLICABLE

Item 4.     Ownership

      (a)   Amount beneficially owned:

                  457,100

      (b)   Percent of class:

                  5.0%

      (c)   Number of shares as to which the person has

            (i)         Sole power to vote or to direct the vote:

                                     457,100

            (ii)        Shared power to vote or direct the vote:

                                       -0-

            (iii)       Sole power to dispose or direct the
                        disposition of:

                                     457,100

            (iv) Shared power to dispose or to direct the disposition of:

                                       -0-

             Harold R. Schmitz may be deemed to be the beneficial owner of 457,100 shares of the Issuer's common stock, which represents 5.0% of the Issuer's 9,127,757 issued and outstanding shares as of October 31, 2001, as reported by the Issuer pursuant to its Form 10-Q filed with the Securities and Exchange Commission on November 13, 2001.

Item 5.     Ownership of Five Percent or Less of a Class

                  NOT APPLICABLE

Item 6.     Ownership of More than Five Percent on Behalf of Another Person

                  NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

                  NOT APPLICABLE

Item 8.     Identification and Classification of Members of the Group

                  NOT APPLICABLE

Item 9.     Notice of Dissolution of Group

                  NOT APPLICABLE

Item 10.    Certification

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 8, 2002


                              /s/ Harold R. Schmitz
                              ---------------------
                              HAROLD R. SCHMITZ